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                                  EXHIBIT (99)

                       ADDITIONAL EXHIBIT -- NEWS RELEASE







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News Release             July 14, 1998

For Release:             Immediate
Contact:                 Jeff Gordman, President and Chief Executive Officer,
                         (402) 691-4000
Re:                      RICHMAN GORDMAN 1/2 PRICE STORES ANNOUNCE IMPROVED
                         OPERATING PERFORMANCE AND INTRODUCE NEW STORE DESIGN
                         CONCEPT

OMAHA (Neb.) Richman Gordman 1/2 Price Stores will escrow the final payment of $1.6 million required under its 1993 Plan of Organization on July 15. In addition, the Company will introduce a new design concept for its stores in conjunction with the opening of its 32nd store, which is located in St. Louis, MO.

According to President and CEO Jeff Gordman, Richman Gordman 1/2 Price Stores' improved financial condition and financing capacity have allowed the corporation to escrow the creditor payment, which represents the last in a series of required payments totaling $25.4 million over the past five years.

"Completing our obligations to creditors under the plan of reorganization is a significant milestone for the Company, and allows us to move forward to the next phase of growth," Gordman says. "On behalf of the Company, I would like to thank the creditor community for its patience and support."

Richman Gordman 1/2 Price Stores, which generated sales of $193 million for 1997, attributes its financial achievements to the changes in senior management and strategic direction that occurred in May 1996, at which time Jeff Gordman was appointed president and chief executive officer. He joined the Company in 1990 after working for Lehman Brothers, a New York investment bank. Gordman and his senior management team have directed the Richman Gordman 1/2 Price Stores in achieving significant improvements in its financial performance, including positive trends in comparable store sales, gross margins, cash flow, and four consecutive quarters of significant improvement in profitability.

The positive results that have been achieved were the result of several key initiatives implemented during the past two years:

  - A focused merchandising strategy, involving significant expansion in the quantity of famous name brands in a broad range of categories concentrated on family apparel and decorative home items.

  - A targeted advertising campaign primarily utilizing television and Sunday newspaper supplements to convey the Company's selling proposition of top quality name brands at up to 50 percent off department store regular prices every day.





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  -  A renewed focus on customer service to ensure shoppers have a pleasant and enjoyable shopping experience.

  - An enhanced shopping environment with emphasis on visually appealing merchandise presentations in easy-to-shop stores.

  - More efficient utilization of assets resulting in a reduction in operating expenses.

"As a corporation, we have worked diligently to improve our bottom line through the implementation of these initiatives in all 31 stores," Gordman says. "We are committed to the long-term growth of Richman Gordman 1/2 Price Stores through the expansion of our store base in both existing and new markets. As part of our growth strategy, we are expanding our three-store presence in the St. Louis market with the opening of a new store on July 20."

The new St. Louis store represents a prototype of a new store design concept for the 1/2 Price Stores. "We worked with Design Forum of Dayton, Ohio - one of the nation's top retail design firms recognized for its work with Ann Taylor, the Disney Store, and Land Rover - to create this new store design," he explains. "The new store concept reflects a more upscale, unique environment through the creative utilization of design elements, including upgraded fixtures, merchandise presentation, signage, and graphics." The new store design will be utilized for all the new 1/2 Price Stores, as well as the retrofitting of several existing stores in the near future.

Richman Gordman has also secured several improvements in its line of credit agreement with its lender Congress Financial, including a seasonable increase in the size of its line from $27.5 million to $30 million, and an extension of the term of the agreement from October 1999 to October 2000. "We believe this amendment is a demonstration of the strong support we have from our primary lender as a result of the improvements in our financial performance," Gordman states.

Gordman is the great-grandson of the Company's founder, Sam Richman, who founded a retail company in 1915. Richman's son-in-law Dan Gordman joined the company in 1936, and built Richman Gordman Department Stores into a 15-store chain. Gordman, who was Jeff's grandfather, also started the 1/2 Price Stores in 1972, expanding it into a 15-store chain by the early 1990s. Following the Company's reorganization in 1993, the Richman Gordman stores were closed and the 1/2 Price Stores were expanded.

The 1/2 Price Stores concept is to offer top-quality, name-brand merchandise at up to 50 percent off department and specialty store regular prices every day. The Company operates 31 stores across the Midwest, including Colorado, Illinois, Iowa, Kansas, Missouri, Nebraska, Oklahoma, and South Dakota.






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